EXHIBIT 99.1
For Immediate Release
Builders FirstSource Reports Record First Quarter 2006 Results;
Agrees to Acquire Freeport Truss Company and Freeport Lumber Company
April 26, 2006 (Dallas, TX) – Builders FirstSource, Inc. (Nasdaq: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported financial results for its first quarter ended March 31, 2006 and the execution of a definitive agreement to acquire Freeport Truss Company and Freeport Lumber Company (collectively “Freeport”).
“I’m happy to start our fiscal year with outstanding financial results for the first quarter and to announce an agreement to complete a strategic acquisition in the fast-growing Florida panhandle market,” said Floyd Sherman, Builders FirstSource President and Chief Executive Officer.
First Quarter 2006 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales for the first quarter grew 15.6 percent to $588.6 million, versus $509.3 million for the same period in 2005.

•	First quarter 2006 net income was $19.3 million compared to a net loss of $18.9 million in the same quarter last year. Adjusting the prior year for items related to the company’s refinancing transactions, net income for the first quarter 2005 was $11.9 million, representing a 62.5 percent increase year-over-year. First quarter 2006 net income included $0.6 million of stock-based compensation expense as the company adopted Statement of Financial Accounting Standard No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

•	Net income per diluted share for the quarter was $0.54 in 2006 compared to a net loss per share of $0.75 in 2005. On an adjusted basis, net income per diluted share grew 58.8 percent year-over-year from $0.34 in 2005.

Builders FirstSource Reports Strong First Quarter 2006 Results, continued
•	Diluted weighted average shares outstanding for the first quarter of 2006 were 36.0 million compared to 25.1 million for the same quarter last year. The higher share count was primarily due to the company’s initial public offering (IPO), which was completed in June 2005. Adjusting the prior year for incremental shares related to the IPO, diluted weighted average shares outstanding for the first quarter 2005 were 34.9 million.

•	Gross margin percentage for the quarter was 25.6 percent, compared to 23.7 percent in the same quarter of 2005. Gross margins expanded for all product categories.

•	Adjusted EBITDA for the quarter was $43.3 million, an increase of $14.6 million compared to adjusted EBITDA of $28.7 million in the first quarter of 2005.

•	As of March 31, 2006, the company’s cash on hand was $32.6 million, and long-term bank debt, including the current portion, was $315.0 million.
Commenting on the first quarter results, Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, said, “All product categories experienced year-over-year gains in both sales and gross margin. We achieved strong market share gains during the quarter, which contributed approximately 10.1 percentage points to our sales growth. Overall favorable housing activity in our geographic markets and, to a lesser extent, new facilities were also contributing factors to our sales growth, while commodity prices had a slight negative impact on our sales. Pricing management and product mix mitigated the impact of steadily falling commodity prices during the quarter.”
Freeport Acquisition
Builders FirstSource recently executed a definitive agreement to acquire Freeport for cash consideration of approximately $27 million. The transaction is expected to close in the second quarter of 2006 and is subject to customary closing conditions and approvals. The company plans to use cash on hand to fund the transaction. The transaction did not impact the company’s first quarter results.
Freeport is a market-leading truss manufacturer and building material distributor in the fast-growing Florida panhandle area with sales of approximately $39 million for the year ended December 31, 2005. Its products include manufactured roof and floor trusses, as well as other residential building products such as lumber and lumber sheet goods, hardware, millwork, doors and windows. With more than 20 years in business, Freeport has established a strong reputation for product quality and customer service in its market and has demonstrated a solid track record for growth.
“We believe this transaction is a perfect example of our acquisition strategy at work,” said Sherman. “Freeport is a market leader in the attractive Florida panhandle market with a strong truss manufacturing operation. We expect their operations to fit nicely with

Builders FirstSource Reports Strong First Quarter 2006 Results, continued
our products and services, to complement our existing operations in other Florida markets and to be accretive to our earnings per share for fiscal year 2006.”
Outlook
Commenting on the company’s outlook, Mr. Sherman said, “Strength in our Texas, Georgia, North Carolina and South Carolina markets tempered pockets of weakness in certain Mid-Atlantic, Midwest and Florida markets during the first quarter. We see this trend continuing for at least the next several months.”
“We believe our diverse geographic footprint coupled with market share growth will allow us to grow our top-line and improve our profitability for the remainder of 2006. We will also continue to focus on working capital management in order to generate strong cash flow. We plan to use our cash flow to retire debt when appropriate and to grow via acquisition when the right opportunities come along.”
Conference Call
Builders FirstSource will host a conference call today at 3:00 p.m. Eastern Time (ET) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-817-4887 (U.S. and Canada) and 913-981-4913 (international). A replay of the call will be available from 4:30 p.m. ET today through May 4, 2006. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 2046499. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 11 states, principally in the southern and eastern United States, and has 63 distribution centers and 52 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com. (BLDR-F)
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of the proposed transaction described herein, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking

Builders FirstSource Reports Strong First Quarter 2006 Results, continued
statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the integration of the proposed transaction or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #

Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended
	March 31,
	2006	2005
	(in thousands, except per share amounts)
Sales	$588,627	$509,342
Cost of sales	438,262	388,407

Gross margin	150,365	120,935
Selling, general and administrative expenses	112,202	133,266

Income (loss) from operations	38,163	(12,331)
Interest expense	7,176	19,204

Income (loss) before income taxes	30,987	(31,535)
Income tax expense (benefit)	11,669	(12,675)

Net income (loss)	$19,318	$(18,860)

Net income (loss) per share:
Basic	$0.58	$(0.75)
Diluted	$0.54	$(0.75)

Weighted average common shares outstanding:
Basic	33,105	25,148

Diluted	35,986	25,148

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended March 31,
	2006		2005
	(dollars in thousands)
Prefabricated components	$122,042	20.7%	$103,142	20.2%
Windows & doors	115,574	19.6%	97,388	19.1%
Lumber & lumber sheet goods	205,723	35.0%	188,388	37.0%
Millwork	51,850	8.8%	44,162	8.7%
Other building products & services	93,438	15.9%	76,262	15.0%

Total sales	$588,627	100.0%	$509,342	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	March 31,
	2006	December 31,
	(unaudited)	2005
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$32,583	$30,736
Accounts receivable, less allowances of $6,522 and $6,135, respectively	255,758	237,695
Inventories	160,878	149,397
Other current assets	24,077	24,753

Total current assets	473,296	442,581
Property, plant and equipment, net	99,838	99,862
Goodwill	163,030	163,030
Other assets, net	19,758	18,934

Total assets	$755,922	$724,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$152,359	$127,998
Accrued liabilities	65,713	83,572
Current maturities of long-term debt	237	102

Total current liabilities	218,309	211,672
Long-term debt, net of current maturities	319,090	314,898
Other long-term liabilities	22,605	26,702

	560,004	553,272

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 33,865 and 32,998 shares issued and outstanding, respectively	335	330
Additional paid-in capital	115,476	111,979
Unearned stock compensation	—	(1,087)
Retained earnings	77,399	58,081
Accumulated other comprehensive income	2,708	1,832

Total stockholders’ equity	195,918	171,135

Total liabilities and stockholders’ equity	$755,922	$724,407

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands, except per share amounts)

	Three months ended
	March 31,
	2006	2005
Reconciliation to Adjusted Net Income and Adjusted Net Income per Share (1):
Net income (loss)	$19,318	$(18,860)
Reconciling items:
Cash payment to stock option holders (2)	—	36,364
Write-off of unamortized debt issuance costs (3)	—	7,299
Financing costs incurred and expensed in conjunction with the February 2005 refinancing (3)	—	2,425
Termination penalty resulting from prepayment of term loan under prior credit facilities (3)	—	1,700
Reduction in interest expense assuming IPO net proceeds were used to repay debt at the beginning of the period (3)	—	1,801
Tax effect of reconciling items at 38.0%	—	(18,844)

Adjusted net income	$19,318	$11,885

Weighted average shares outstanding:
Diluted shares	35,986	25,148
Incremental shares for IPO (4)	—	7,500
Incremental shares for stock options	—	2,249

Adjusted diluted shares	35,986	34,897

Adjusted net income per share — diluted	$0.54	$0.34

Reconciliation to EBITDA and Adjusted EBITDA (1):
Net income (loss)	$19,318	$(18,860)
Reconciling items:
Depreciation and amortization expense	5,135	4,712
Interest expense	7,176	19,204
Income tax expense (benefit)	11,669	(12,675)

EBITDA	43,298	(7,619)
Add: cash payment to stock option holders (2)	—	36,364

Adjusted EBITDA	$43,298	$28,745

Adjusted EBITDA as percentage of sales	7.4%	5.6%

	Last twelve months ended
	March 31,
	2006	2005

Reconciliation to Return on Net Assets and Adjusted Return on Net Assets (1):
Net income	$86,807	$28,587
Reconciling items:
Interest expense	35,199	37,156
Income tax expense	53,659	16,372

Earnings before interest and taxes	175,665	82,115
Add: cash payment to stock option holders (2)	—	36,364

Adjusted earnings before interest and taxes	$175,665	$118,479

Average net assets	506,010	492,857
Return on net assets	34.7%	16.7%
Adjusted return on net assets	34.7%	24.0%

(1)	The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed April 26, 2006.

(2)	Represents cash payment made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with our refinancing transactions. This amount is included in selling, general and administrative expenses.

(3)	This amount is included in interest expense.

(4)	Represents incremental shares related to the company’s IPO assuming the 7,500 shares sold by the company were issued at the beginning of the respective periods.